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                             AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER (this "MERGER AGREEMENT") is entered into as of April 29, 1999, by and between Imgis, Inc., a California corporation ("IMGIS"), and AdForce, Inc., a Delaware corporation ("ADFORCE"). Imgis and AdForce are hereinafter sometimes collectively referred to as the "CONSTITUENT CORPORATIONS."

                                  R E C I T A L S

          A. Imgis was incorporated on January 16, 1996. Its current authorized capital stock consists of: (i) 25,000,000 shares of Common Stock, no par value ("IMGIS COMMON STOCK"), of which 5,167,894 shares are issued and outstanding; and (ii) 6,238,163 shares of Preferred Stock, no par value ("IMGIS PREFERRED STOCK"), of which 602,000 shares have been designated Series A Preferred Stock, 1,100,000 shares have been designated Series B1 Preferred Stock, 1,725,000 shares have been designated Series C Preferred Stock, 786,500 shares have been designated Series D Preferred Stock, 786,500 shares have been designated Series D1 Preferred Stock and 1,238,163 shares have been designated Series E Preferred Stock. There are issued and outstanding 600,457 shares of Series A Preferred Stock, 1,027,318 shares of Series B1 Preferred Stock, 1,646,948 shares of Series C Preferred Stock, 730,503 shares of Series D Preferred Stock, no shares of Series D1 Preferred Stock and 728,332 shares of Series E Preferred Stock.

          B. AdForce was incorporated on August 20, 1998. Its authorized capital stock consists of 1,000 shares of Common Stock, with a par value of $0.001 per share ("ADFORCE COMMON STOCK"), of which 1,000 shares are issued and outstanding.

          C. The respective Boards of Directors of Imgis and AdForce deem it advisable and to the advantage of each of the Constituent Corporations that Imgis merge with and into AdForce upon the terms and subject to the conditions set forth in this Merger Agreement for the purpose of effecting a change of the state of incorporation of Imgis from California to Delaware.

          D. The Boards of Directors of each of the Constituent Corporations have approved this Merger Agreement.

          NOW, THEREFORE, the parties do hereby adopt the plan of reorganization set forth in this Merger Agreement and do hereby agree that Imgis shall merge with and into AdForce on the following terms, conditions and other provisions:

          1. MERGER AND EFFECTIVE TIME. At the Effective Time (as defined below), Imgis shall be merged with and into AdForce (the "MERGER"), and AdForce shall be the surviving corporation of the Merger (the "SURVIVING CORPORATION"). The Merger shall become effective upon the close of business on the date when a duly executed copy of this Merger Agreement, along with all required officers' certificates, is filed with the Secretary of State of the State of

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California, or upon the close of business on the date when a duly executed copy of this Merger Agreement, along with all required officers' certificates, is filed with the Secretary of State of the State of Delaware, whichever later occurs (the "EFFECTIVE TIME").

          2. EFFECT OF MERGER. At the Effective Time, the separate corporate existence of Imgis shall cease; the corporate identity, existence, powers, rights and immunities of AdForce as the Surviving Corporation shall continue unimpaired by the Merger; and AdForce shall succeed to and shall possess all the assets, properties, rights, privileges, powers, franchises, immunities and purposes, and be subject to all the debts, liabilities, obligations, restrictions and duties of Imgis, all without further act or deed.

          3. GOVERNING DOCUMENTS. At the Effective Time, (i) the Certificate of Incorporation of AdForce in effect immediately prior to the Effective Time shall be amended and restated by virtue of the Merger to read as set forth in full in EXHIBIT "A" hereto (the "FIRST RESTATED CERTIFICATE"), and (ii) the Bylaws of AdForce in effect immediately prior to the Effective Time shall be amended and restated by virtue of the Merger as approved by the Board of Directors of AdForce.

          4. DIRECTORS AND OFFICERS. At the Effective Time, the directors of AdForce shall be and become the directors of the Surviving Corporation, and the officers of AdForce shall be and become the officers (holding the same offices) of the Surviving Corporation, and after the Effective Time shall serve in accordance with the First Restated Certificate and Bylaws of the Surviving Corporation.

          5. CONVERSION OF SHARES OF IMGIS. At the Effective Time, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their shareholders, (i) each share of Imgis Common Stock issued and outstanding immediately prior thereto shall be converted into one fully paid and nonassessable share of AdForce Common Stock, (ii) each share of Imgis Series A Preferred Stock outstanding immediately prior thereto shall be automatically changed and converted into one fully paid and nonassessable, issued and outstanding share of AdForce Series A Preferred Stock, (ii) each share of Imgis Series B1 Preferred Stock outstanding immediately prior thereto shall be automatically changed and converted into one fully paid and nonassessable, issued and outstanding share of AdForce Series B Preferred Stock, (iii) each share of Imgis Series C Preferred Stock outstanding immediately prior thereto shall be automatically changed and converted into one fully paid and nonassessable, issued and outstanding share of AdForce Series C Preferred Stock,
(iv) each share of Imgis Series D Preferred Stock outstanding immediately prior thereto shall be automatically changed and converted into one fully paid and nonassessable, issued and outstanding share of AdForce Series D Preferred Stock, and (v) each share of Imgis Series E Preferred Stock outstanding immediately prior thereto shall be automatically changed and converted into one fully paid and nonassessable, issued and outstanding share of AdForce Series E Preferred Stock. Shares of AdForce Common Stock and Preferred Stock issued in the Merger upon conversion of shares of Imgis Common Stock or Preferred Stock, respectively, shall, by virtue of the Merger, continue to be subject to the same contractual restrictions on transfer, rights of repurchase, vesting and other provisions, if any, to the same extent as were applicable immediately prior to the Effective Time


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to the shares of Imgis Common Stock or Preferred Stock so converted.  Continuous employment with Imgis will be credited to holders of dForce Common Stock for purposes of determining the vesting of shares of AdForce Common Stock subject to exercise under a converted Imgis option at the Effective Time.

          6. CANCELLATION OF SHARES OF ADFORCE. At the Effective Time, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their shareholders, all of the previously issued and outstanding shares of AdForce Common Stock that were issued and outstanding immediately prior to the Effective Time shall be automatically canceled and returned to the status of authorized but unissued shares.

          7. STOCK CERTIFICATES. At and after the Effective Time, all of the outstanding certificates that, prior to that date, represented shares of Imgis Common Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of AdForce Common Stock into which such shares of Imgis Common Stock are converted as provided herein. At and after the Effective Time, all of the outstanding certificates that, prior to that date, represented shares of a series of Imgis Preferred Stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of the series of AdForce Preferred Stock into which such shares of Imgis Preferred Stock are converted as provided herein. The registered owner on the books and records of Imgis of any such outstanding stock certificate for Imgis Common Stock or Imgis Preferred Stock shall, until such certificate is surrendered for transfer or otherwise accounted for to AdForce or its transfer agent, be entitled to exercise any voting and other rights with respect to, and to receive any dividend and other distributions upon, the shares of AdForce Common Stock or AdForce Preferred Stock evidenced by such outstanding certificate as provided above.

          8. ASSUMPTION OF OPTIONS AND WARRANTS. At the Effective Time, all outstanding and unexercised portions of all options to purchase Imgis Common Stock under the Imgis 1997 Stock Plan and the StarPoint 1996 Stock Plan (the "EXISTING PLANS"), and all other outstanding options to purchase Imgis Common Stock, shall be assumed by AdForce and become options to purchase the same number of shares of AdForce Common Stock at the same exercise price per share but otherwise shall, to the extent permitted by law and otherwise reasonably practicable, have the same term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Internal Revenue Code of 1986, as amended (the "CODE"), if applicable, and all other material terms and conditions (including but not limited to the terms and conditions applicable to such options by virtue of the Existing Plans). Continuous employment with Imgis will be credited to an optionee for purposes of determining the vesting of the number of shares of AdForce Common Stock subject to exercise under an assumed Imgis option at the Effective Time. At the Effective Time, AdForce shall adopt and assume the Existing Plans. Additionally, at the Effective Time, all outstanding and unexercised portions of (i) all warrants to purchase or acquire Imgis Common Stock shall be assumed by AdForce and become warrants to purchase or acquire the same number of shares of AdForce Common Stock, (ii) all warrants to purchase or acquire Imgis Series A Preferred Stock shall be assumed by AdForce and become warrants to purchase or acquire the same number of shares of AdForce Series A Preferred Stock, (iii) all warrants to purchase or acquire Imgis Series B1


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Preferred Stock shall be assumed by AdForce and become warrants to purchase or acquire the same number of shares of AdForce Series B Preferred Stock, (iv) all warrants to purchase or acquire Imgis Series C Preferred Stock shall be assumed by AdForce and become warrants to purchase or acquire the same number of shares of AdForce Series C Preferred Stock, (v) all warrants to purchase or acquire Imgis Series D Preferred Stock shall be assumed by AdForce and become warrants to purchase or acquire the same number of shares of AdForce Series D Preferred Stock, (vi) all warrants to purchase or acquire Imgis Series E Preferred Stock shall be assumed by AdForce and become warrants to purchase or acquire the same number of shares of AdForce Series E Preferred Stock, in each case at the same exercise price per share but otherwise with the same term, exercisability, and all other material terms and conditions.

          9. FRACTIONAL SHARES. No fractional shares of AdForce Common Stock or AdForce Preferred Stock will be issued in connection with the Merger.

          10. EMPLOYEE BENEFIT PLANS. At the Effective Time, the obligations of Imgis under or with respect to every plan, trust, program and benefit then in effect or administered by Imgis for the benefit of the directors, officers and employees of Imgis or any of its subsidiaries shall become the lawful obligations of AdForce and shall be implemented and administered in the same manner and without interruption until the same are amended or otherwise lawfully altered or terminated. Effective at the Effective Time, AdForce hereby expressly adopts and assumes all obligations of Imgis under such employee benefit plans.

          11. FURTHER ASSURANCES. From time to time, as and when required by the Surviving Corporation or by its successors or assigns, there shall be executed and delivered on behalf of Imgis such deeds, assignments and other instruments, and there shall be taken or caused to be taken by it all such further action, as shall be appropriate, advisable or necessary in order to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Imgis, and otherwise to carry out the purposes of this Merger Agreement. The officers and directors of the Surviving Corporation are fully authorized in the name of and on behalf of Imgis, or otherwise, to take any and all such actions and to execute and deliver any and all such deeds and other instruments as may be necessary or appropriate to accomplish the foregoing.

          12. CONDITION. The consummation of the Merger is subject to the approval of this Merger Agreement and the Merger contemplated hereby by the shareholders of Imgis and by the sole stockholder of AdForce, prior to or at the Effective Time.

          13. ABANDONMENT. At any time before the Effective Time, this Merger Agreement may be terminated and the Merger abandoned by the Board of Directors of Imgis or AdForce, notwithstanding approval of this Merger Agreement by the shareholders of Imgis and the sole stockholder of AdForce.

          14. AMENDMENT. At any time before the Effective Time, this Merger Agreement may be amended, modified or supplemented by the Boards of Directors of the Constituent Corporations, notwithstanding approval of this Merger Agreement by the


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shareholders of Imgis and the sole stockholder of AdForce; provided, however, that any amendment made subsequent to the adoption of this Merger Agreement by the shareholders of Imgis or the sole stockholder of AdForce shall not:
(i) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or upon conversion of any shares of any class or series of Imgis; (ii) alter or change of any of the terms of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger; or (iii) alter or change any of the terms or conditions of this Merger Agreement if such alteration or change would adversely affect the holders of any shares of any class or series of Imgis or AdForce.

          15. TAX-FREE REORGANIZATION. The Merger is intended to be a tax-free plan of reorganization within the meaning of Section 368(a)(1)(F) of the Code.

          16. GOVERNING LAW. This Merger Agreement shall be governed by and construed under the internal laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California, without reference to the principles of conflicts of law or choice of laws, except to the extent that the laws of the State of Delaware would apply in matters relating to the internal affairs of AdForce and the Merger.

          17. COUNTERPARTS. In order to facilitate the filing and recording of this Merger Agreement, it may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                    [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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          IN WITNESS WHEREOF, this the parties hereto have caused this Merger
Agreement to be duly executed on the date and year first above written.


IMGIS, INC.                             ADFORCE, INC.

By:                                     By:
   ---------------------------------       -------------------------------------
     Charles W. Berger, Chairman             Charles W. Berger, Chairman

By:                                     By:
   ---------------------------------       -------------------------------------
     Rex S. Jackson, Secretary               Rex S. Jackson, Secretary




                  [Signature Page to Agreement and Plan of Merger]



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                                     EXHIBIT "A"


                             FIRST AMENDED AND RESTATED

                            CERTIFICATE OF INCORPORATION